SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between BROADWIND ENERGY, INC. (the “Company”) and ERIK W. JENSEN (the “Employee”).  Company and Employee are sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have previously entered into that certain Severance and Non-Competition Agreement dated as of July 8, 2014 (the “Non-Competition Agreement”); and

WHEREAS, the Parties desire to settle fully and amicably all issues between them, including, but not limited to, any issues arising out of Employee’s employment with Company and the termination of that employment, consistent with the terms of the Non-Competition Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.Termination Date.  As of the close of business on December 31, 2019 (the “Termination Date”), Employee’s service as an officer of and employment with Company is terminated and Employee irrevocably resigns from all positions with Company and any parents, subsidiaries and affiliates of Company.

Section 2.Restrictive Covenants.  Employee expressly acknowledges and agrees that the terms, conditions and restrictions set forth in Section 1 of the Non-Competition Agreement shall remain in full force and effect as provided therein following the termination of Employee’s employment.  Employee may seek Company’s written consent to engage in activities covered by Section 1 of the Non-Competition Agreement, and the granting or denying of such consent shall be provided in writing to Employee within ten (10) business days of Employee’s written request for such consent and shall be within the sole discretion of Company.

Section 3.Benefits.  Subject to Employee’s compliance with this Agreement and the restrictive covenants set forth in Section 1 of the Non-Competition Agreement and Employee’s timely execution of this Agreement and the Release pursuant to Section 7 of this Agreement, Employee shall receive the severance benefits set forth in this Section 3 (collectively referred to herein as the “Severance Benefits”).

(a)

Payment of Salary Benefit.  Employee shall receive a cash severance benefit of $113,625.50 (the “Salary Benefit”), which equals Employee’s base salary for a period of six (6) months following the Termination Date.  The Salary Benefit shall be payable in equal installments in accordance with Company’s normal payroll schedule and the terms of the Non-Competition Agreement.

(b)	Outstanding Equity Awards. Employee’s rights with regard to any outstanding equity award granted to Employee by Company shall be governed by the applicable agreement relating to such award.

(c)2019 Short Term Incentive Performance (STIP). The Employee shall be entitled to any payments under the Company’s STIP for periods prior to the Termination Date.

(d)Healthcare Benefits. In accordance with the terms of the applicable plans, Employee’s benefits under the Company’s healthcare benefit program will end on December 31, 2019, the last day of the month in which Employee’s employment with Company terminates.  Employee will be advised separately of his COBRA continuation rights in a separate mailing.  The timely election of COBRA continuation coverage and the timely payment of all COBRA premiums is Employee’s obligation alone.

Section 4.Final Paycheck and Business Expenses.  Regardless of whether Employee signs this Agreement, Company will pay Employee Employee’s final paycheck for Employee’s employment services, and for Employee’s earned and unused vacation time, through the Termination Date.  Company also will reimburse Employee for reasonable business expenses appropriately incurred by Employee prior to the Termination Date in furtherance of Employee’s employment with Company, subject to Company’s applicable business expense reimbursement policy.  Employee shall submit all requests to Company for expense reimbursements within ten (10) days after the Termination Date.  Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

Section 5.Employee Acknowledgement.  Employee acknowledges and agrees that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by Company for all amounts owed to Employee under the Non-Competition Agreement and Company's policies, practices and rules, and any applicable law, and that nothing is owed to Employee with respect to salaries, bonuses, benefits or any other form of compensation.  Employee further acknowledges and agrees that the Severance Benefits referred to in Section 3 are consideration for Employee’s promises contained in this Agreement and the Release.

Section 6.Termination of Benefits.  Except as provided in Section 3 above, Employee’s participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair Employee’s right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable tax qualified pension or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Section 7.Release of Claims.  The benefits and payments to Employee provided under this Agreement are subject to Employee’s execution of and delivery to Company by the thirtieth (30th) day following the Termination Date of a Release and Waiver of Claims (the “Release”) in the form attached hereto as Exhibit A and Employee not revoking such Release as set forth therein.

Section 8.Representations by Employee.  Employee represents and warrants that (a) Employee is legally competent to execute this Agreement; (b) Employee has not relied on any statements or explanations made by Company or its attorneys with respect to this Agreement; (c) Employee has read and understands the terms and effect of this Agreement; (d) Employee has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Agreement and in the Release; and (e) the releases and waiver of claims under this Agreement and under the Release are in exchange for consideration in addition to anything of value to which Employee already is entitled.  Moreover, Employee hereby acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement and of Employee’s right to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in the Release.  Employee acknowledges that Employee has been offered twenty-one (21) days to consider this Agreement.  After being so advised, and without coercion of any kind, Employee freely, knowingly and voluntarily enters into this Agreement and this Agreement shall be effective on the date the Agreement has been duly executed by both Parties (the “Effective Date”).

Section 9.Company Property.

(a)

Employee agrees to immediately return to Company all information, property and supplies belonging to Company and/or its affiliates, including without limitation, any company autos, keys (for equipment or facilities), cellular phone, smart phone or PDA (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials or documents (whether in tangible or electronic form) containing Confidential Information (as defined in the Non-Competition Agreement) or relating to Company’s and/or its affiliates’ business; provided, however, that Employee shall be allowed to keep his Company-issued laptop computer after Company has removed all Confidential Information from same.

(b)

Employee agrees that Employee shall not, at any time on or after the Termination Date, directly or indirectly use, access or in any way alter or modify any of the databases, e mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of Company.  Employee acknowledges and agrees that any such conduct by Employee would be illegal and could subject Employee to legal action by Company, including, without limitation, claims for damages and/or appropriate injunctive relief.

Section 10.Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving Company, or any of its current or former officers, employees or board members (each, a “Disputing Party”), Employee agrees to make himself reasonably available and provide his reasonable efforts, upon reasonable notice from Company and without the necessity of subpoena, to provide information or documents, provide truthful declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a

Disputing Party, prepare for and give truthful depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the good faith and judgment of Company, be reasonably requested.  Employee will be compensated at the rate of $175 per hour or any part thereof plus reasonable travel expenses for this cooperation.

Section 11.No Admissions.  Nothing in this Agreement is intended to or shall be construed as an admission by Company or any of the other Releasees (as defined in the Release) that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise.  Company and the other Releasees deny that they have taken any improper action against Employee, and Employee agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by Company or any of the Releasees.

Section 12.Non-Waiver.  Company’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

Section 13.Withholding.  All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions.

Section 14.Choice of Law; Forum; Attorneys’ Fees.  This Agreement is executed pursuant to and is governed by the substantive law of Illinois without regard to choice-of-laws principles.  All claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook, State of Illinois.  Each Party hereby (i) consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook, State of Illinois for the enforcement of any claim, case or controversy based on or arising under this Agreement; (ii) waives any and all personal or other rights to object to such jurisdiction for such purposes; and (iii) waives any objection which he or it may have to the laying of venue of any such action, suit or proceeding in any such court.

Section 15.Entire Agreement.  This Agreement sets forth the entire agreement of the Parties with respect to the subject matter described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral and written, between the Parties regarding such matters.

Section 16.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Facsimile or other electronic transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 17.Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction (after reformation pursuant to Section 1(h) of the Non-Competition Agreement, where applicable), the validity and enforceability of the remaining provisions shall not be affected thereby.  In addition, Employee agrees and stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees and Company would not have entered into this Agreement without

Employee binding himself to these restrictions and requirements.  In the event of Employee’s breach of this Agreement, in addition to and without prejudice to any other rights and remedies Company may have for Employee’s breach of this Agreement, and without bond, Company shall be relieved of any obligation to provide Severance Benefits pursuant to this Agreement and shall be entitled to an injunction to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with Employee.  Employee further stipulates that the restrictive period for which Company is entitled to an injunction shall be extended in for a period which equals the time period during which Employee is or has been in violation of the restrictions contained herein.

Section 18.Miscellaneous.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.  Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The subject matter and language of this Agreement have been the subject of negotiations between the Parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel.  Accordingly, this Agreement shall not be construed against either Party on the basis that this Agreement was drafted by such Party or its counsel.  This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and personal representatives and Company and its successors, representatives and assigns.  This Agreement may be modified only in a written agreement signed by both Parties, and either Party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the respective dates set forth below.

_____________________________________	Date: December __, 2019
Erik W. Jensen

Broadwind Energy, Inc.

By:___________________________________	Date: December __, 2019
Name: Stephanie K. Kushner
Title: President and Chief Executive Officer

Exhibit A

Release and Waiver of Claims

Broadwind Energy, Inc. (the “Company”) and Erik W. Jensen (the “Employee”) hereby enter into this Release and Waiver of Claims (the “Release”) in accordance with the Separation Agreement between Company and Employee dated as of December ____, 2019 (the “Agreement”).  Capitalized terms not expressly defined in this Release have the meanings set forth in the Agreement.

1.

Employee understands and agrees that Employee’s execution of this Release within thirty (30) days after (but not before) the Termination Date, and his not revoking it as provided for in Section 6 below, is among the conditions precedent to Company’s obligation to provide any of the payments or benefits set forth in Section 3 of the Agreement.  Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.

The term “Releasees” as used in this Release includes:  (a) Company and its past, present and future parents, divisions, subsidiaries, affiliates and other related entities (whether or not they are wholly owned); and (b) the past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, agents, representatives, members, associates, employees and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors and assigns of each person and entity listed in subparts (a) and (b) above.

3.

Employee, on his own behalf and that of his heirs, executors, attorneys, administrators, successors, assigns and anyone claiming by or through Employee or on his behalf, hereby waives and releases Company and the other Releasees with respect to any and all liability, claims and demands Employee now has or has ever had, whether currently known or unknown, against Company or any of the other Releasees arising from or related to any act, omission or thing occurring or existing at any time prior to or on the date on which Employee signs this Release.  Without limiting the generality of the foregoing, the claims waived and released by Employee hereunder include, but are not limited to:

a.

any and all claims arising from or relating to Employee’s employment, the terms and conditions of Employee’s employment, or the termination of Employee’s employment, including, without limitation, any and all claims relating to wages, bonuses, other compensation, or benefits, and any and all claims arising from or relating to any employment contract (including, without limitation, the Non-Competition Agreement);

b.

any and all claims arising from or relating to any employment or other federal, state, local, employment or other law, regulation, ordinance, constitutional provision, court order or other source of law, including, without limitation, any of the following laws as amended from time to time:  the United States Constitution or the constitution of any state; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Illinois Human Rights Act or similar applicable statute of any other state; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; Employee Order 11246; the Illinois Equal Pay Act; the Cook County Human Rights Ordinance; and any other federal, state or local statute, ordinance or regulation with respect to employment;

c.	any and all claims with respect to Employee’s employment with Company or other association with Company through the Effective Date;

d.

any and all claims under any tort or common law theory, including, but not limited to, all claims for breach of contract (oral, written or implied), defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, wrongful termination, invasion of privacy, tortious interference, fraud, estoppel, unjust enrichment and negligence; and

e.	any and all claims that were or could have been asserted by Employee or on his behalf in any federal, state or local court, commission or agency.

4.

Employee acknowledges, agrees, represents and warrants, without limiting the generality of the above release, that (i)  Employee hereby irrevocably and unconditionally waives any and all rights to recover damages or any other amounts, including attorneys’ fees, concerning the claims that are lawfully released in this Release, (ii) Employee has not previously filed, initiated or joined in any such claims or proceedings against any of the Releasees; (iii) no such proceedings have been initiated against any of the Releasees on Employee’s behalf; (iv) Employee is the sole owner of the claims that are released above; and (v) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity.

5.

Excluded from the release above are any claims or rights which cannot be waived or released by law.  Also excluded is Employee’s right to file a charge with an administrative agency or participate in any agency investigation.  Employee is, however, waiving the right to recover any money in connection with any charge or investigation.  Employee is also waiving the right to recover any money in connection with any charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6.

Employee represents and warrants that (a) Employee is legally competent to execute this Release; (b) Employee has not relied on any statements or explanations made by Company or its attorneys; (c) Employee has read and understands the terms and effect of this Release; (d) Employee has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Release; and (e) the releases and waiver of claims under this Release are in exchange for consideration in addition to anything of value to which Employee already is entitled.  Moreover:

a.	Employee acknowledges that he hereby is and has been advised of Employee’s right to be advised by legal counsel regarding the terms of this Release before signing it;

b.	Employee acknowledges that he has been offered thirty (30) days to consider whether to sign this Release; and

c. Employee acknowledges that he may, at his sole option, revoke this Release upon written notice delivered to Company’s Human Resources Dept. at 3240 S. Central Ave., Cicero, IL 60804, within seven (7) days after signing it.  This Release, and Company’s obligations to provide payments and benefits under Section 3 of the Agreement, shall not become effective or enforceable until this seven (7)-day period has expired and will be void if Employee revokes this Release within such period.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING RELEASE AND KNOWINGLY, VOLUNTARILY AND WITHOUT ANY COERCION OF ANY KIND SIGN BELOW, INTENDING TO BE BOUND HERETO:

BROADWIND ENERGY, INC.

/s/ Erik W. Jensen	By:/s/ Stephanie K. Kushner
ERIK W. JENSEN	Name: Stephanie K. Kushner
Title: President and Chief Executive Officer

Date: December 23, 2019	Date: December 20, 2019